HABERSHAM BANK

DIRECTOR SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

Summary of Material Terms Specific to Each Director

Name	Face Amount (Whole Life)	Face Amount (Adjustable Life)
Mr. Arial	$291,285	$160,500
Mr. Arrendale, III	280,207	153,750
Mr. Martin	249,841	127,500
Mr. Owen (1)	220,051	233,669
Mr. Stapleton	187,000	204,780
Mr. Stovall (2)	280,207	153,750
	280,207	153,750
Mr. Wilbanks	183,096	85,500
____________
(1)
The terms of Mr. Owen’s agreement vary slightly because he became a director after the others listed above. Its assumed purchase dates are March 19, 2001 and its policies are universal life insurance contracts issued by New York Life and Annuity Corporation and Union Central Life Insurance Company.

(2)	Mr. Stovall has two separate supplemental retirement plan agreements. One is with Habersham Bank, and the other is with Security State Bank, where he also served as a director.

DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

AGREEMENT

This Agreement, made and entered into this 2nd day of December, 1998, by and between Habersham Bank, a Bank organized and existing under the laws of the State of Georgia, hereinafter referred to as “the Bank”, and ____________________, a Director of the Bank, hereinafter referred to as “the Director”.

The Director has been in the employ of the Bank and has now and is faithfully serving the Bank. It is the consensus of the Board of Directors of the Bank (The Board) that the Director’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Director’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services are so essential to the Bank’s future growth and profits that it would suffer severe financial loss should the Director terminate his services.

Accordingly, it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director upon his retirement and, alternatively, to his beneficiary(ies) in the event of his premature death while employed by the Bank.

It is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for the Director, as a member of a select group of management of the Bank for purposes of the Employee Retirement Security Act of 1974 (ERISA). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan.

Therefore, in consideration of the Director’s services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Bank and the Director, agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of this Agreement shall be December 2, 1998.

B.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31 of the year of the effective date.

C.
Retirement Date: Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Director reaches his seventieth (70th) birthday or such date as the Director may actually retire.

D.
Early Retirement Date: Early Retirement Date shall mean a retirement from service which is effective prior to the Retirement Date stated above, provided the Executive has attained the age of sixty-five (65).

E.
Termination of Service: Termination of Service shall mean voluntary resignation of service by the Director or the Bank’s discharge of the Director without cause (as defined in Subparagraph III (F) hereinafter), prior to the Normal Retirement Age (described in Subparagraph I (K) hereinafter).

F.
Pre-Retirement Account: A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director. Prior to termination of service or the Director’s retirement, such liability reserve account shall be increased or decreased each Plan Year (including the Plan Year in which the Director ceases to be employed by the Bank) by an amount equal to the annual earnings or loss for that Plan Year determined by the Index (described in Subparagraph I (H) hereinafter), less the Cost of Funds Expense for that Plan Year (described in Subparagraph I (I) hereinafter), divided by a factor equal to 1.01 minus the marginal tax rate of the Bank.

G.
Index Retirement Benefit: The Index Retirement Benefit for the Director for any year shall be equal to the excess of the annual earnings (if any) determined by the Index [Subparagraph I (H)] for that Plan Year over the Cost of Funds Expense [Subparagraph I (1)] for that Plan Year, divided by a factor equal to 1.01 minus the marginal tax rate of the Bank.

H.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the effective date hereof.

Insurance Company:	Canada Life Assurance
Policy Form:	Whole Life
Policy Name:	CL/1
Insured’s Age and Sex:	__________
Riders:	__________
Ratings:	None
Option:	Level Death Benefit
Face Amount:	$__________
Premiums Paid:	$75,000
Number of Premium Payments:	One
Assumed Purchase Date:	December 2, 1998

Insurance Company:	Transamerica Assurance
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	No Load Tac Saver
Insured’s Age and Sex:	__________
Riders:	__________
Ratings:	None
Option:	Level Death Benefit
Face Amount:	$__________
Premiums Paid:	$75,000
Number of Premium Payments:	One
Assumed Purchase Date:	September 21, 1998

If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the dates they were purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above described policies were purchased from the above named insurance company(ies) on the Effective Date from which the increase in policy value will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

II.	Cost of Funds Expense:

The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above plus the amount of any after-tax benefits paid to the Director pursuant to this Agreement (Paragraph III hereinafter) plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the average after-tax cost of funds of the Bank’s third quarter Call Report for the Plan Year as filed with the Bank’s regulatory agency.

A.	Change of Control:

Change of control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank or the Bank’s holding company from the Effective Date of this Agreement. For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a change in control.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age seventy (70).

III.	EMPLOYMENT

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Director, nor shall any conditions herein create specific employment rights to the Director nor limit the right of the Employer to discharge the Director with or without cause. In a similar fashion, no provision shall limit the Director’s rights to voluntarily sever his employment at any time.

IV.	INDEX BENEFITS

The following benefits provided by the Bank to the Director are in the nature of a fringe benefit and shall in no event be construed to effect nor limit the Director’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.	Retirement Benefits:

The Director shall be entitled to receive the balance in his Pre-Retirement Account [as defined in Subparagraph I (F)] in ten (10) equal annual installments commencing thirty (30) days following the Director’s Retirement Date. In addition to these payments, commencing with the Plan Year in which the Director attains his Retirement Date, the Index Retirement Benefit (as defined in Subparagraph I (G) above) for each year shall be paid to the Director until his death.

B.	Early Retirement:

Should the Executive elect Early Retirement or be discharged without cause by the Bank subsequent to the Early Retirement Date [defined in Subparagraph I (D)], the Executive shall be entitled to receive the balance in the Pre-Retirement Account paid over ten (10) years in equal installments commencing thirty (30) days following said Early Retirement Date. In addition to these payments and commencing in the Plan Year in which the Executive retires early, the Index Retirement Benefit for each year shall be paid to the Executive until his death.

C.	Termination of Service:

Subject to Subparagraph III (F) hereinafter, should a Director suffer a termination of service [defined in Subparagraph I (E)], he shall be entitled to receive the balance in the Pre-Retirement Account paid over ten (10) years in equal installments commencing at the Normal Retirement Age [Subparagraph I (K)]. In addition to these payments and commencing in the Plan Year in which the Director attains his Normal Retirement Age, the Index Retirement Benefit for each year shall be paid to the Director until his death.

D.	Disability Benefit:

In the event the Director becomes disabled prior to Termination of Service, and the Director’s service on the Board is terminated because of such disability, he shall immediately begin receiving the benefits in Subparagraph III (A) above. Such benefit shall begin without regard to Director’s Normal Retirement Age and the Director shall be one hundred percent (100%) vested in the entire benefit amount. If there is a dispute regarding whether the Director is disabled, such dispute shall be resolved by a physician selected by the Bank and such resolution shall be binding upon all parties to this Agreement.

E.	Death:

(i)
Should the Director die prior to having received the full balance of the Pre-Retirement Account, the unpaid balance of the Pre-Retirement Account shall be paid in a lump sum to the beneficiary selected by the Director and filed with the Bank; and

(ii)
When the Director dies, in addition to the payment the Director’s designated beneficiary may receive described in II (D) (1) hereinabove, the Director’s designated beneficiary shall receive an amount of money equal to what the Director’s Index Retirement Benefit would have been had the Director received ten (10) Index Retirement Benefits after death, or had the Director lived until age 85, whichever amount is greater. This benefit shall be paid in the amount and at the times the Director would have received said Index Retirement Benefits; and

(iii)	In any event, in the absence of or a failure to designate a beneficiary, the amounts described herein shall be paid to the personal representative of the Director’s estate.

Subject to Paragraph IV, no other death benefit shall be payable under this Agreement.

F.	Termination of. Service and Discharge for Cause:

Should a Director who began serving the Bank subsequent to December 2, 1998 and who has not served the Bank for five (5) full years from the date of first service suffer a termination of service, or if any Director should be discharged for cause at any time, all Benefits under this Agreement shall be forfeited. The term “for cause” shall mean gross negligence or gross neglect or the commission of a felony or gross misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Agreement.

V.	DEFERRAL BENEFITS

Any director wishing to defer any portion or all of his director fees may elect to defer up to 100% each year for a maximum of five (5) years. At the end of the five year period the Board of Directors shall have the option of extending the deferral period for any amount of time it shall deem to be appropriate. The Bank shall establish a Deferred Compensation Account in the name of the Director, and credit that account with the deferrals. The Bank shall also credit interest to the Deferred Compensation Account balance on December 31st of each year. The interest rate credited shall be one hundred percent (100%) of the average one-year treasury rate for the Plan Year.

The Director will make his election to defer by filing with the Bank a written statement setting forth the amount and timing of the deferrals. This statement must be filed prior to having earned the deferred income.

Upon the Director’s Retirement Date, Termination of Service from the Board, Disability (Subparagraphs I (C), (D) and (E), and Subparagraph III (D) hereinabove), or Death, the balance of the Director’s Deferred Compensation Account shall be payable to the Director.

Subject to Subparagraph III (E), no other death benefit shall be payable under this Agreement.

VI.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, his beneficiary(ies) or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Director be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

VII.	CHANGE OF CONTROL

Upon a Change of Control (as defined in Subparagraph I (J) herein), the Director shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age, as if he had been continuously employed by the Bank until his Normal Retirement Age. The Director will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VIII.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, his/her surviving spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of Bank and any Successor in Interest:

The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Director, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Director and the Bank.

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Georgia.

IX.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this plan shall be Habersham Bank until its removal by the Board. As Named Fiduciary and Administrator, the Bank shall be responsible for the management, control and administration of the Fee Continuation Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Director (or to his beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within ninety (90) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid ninety-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 2nd day of December, 1998 and that, upon execution, each has received a conforming copy.

HABERSHAM BANK
Clarksville, Georgia

By:
Witness	Title

Witness

BENEFICIARY DESIGNATION FORM
FOR THE DIRECTOR SUPPLEMENTAL
RETIREMENT PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Director Supplemental Retirement Plan Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Date

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	Canada Life Assurance

Policy Number:	__________

Bank:	Habersham Bank

Insured:	____________________

Relationship of Insured to Bank:	Director

The respective rights and duties of the Bank and the Insured in the subject policy shall be as defined in the following:

I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive his share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Employee the amount of imputed income received each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraph VII herein, the division of the death proceeds of the policy is as follows:

A.
Upon the death of an Insured who is serving the Bank at the time of death or who was serving the Bank on or before December 2, 1998, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to eighty percent (80%) of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the policy.

B.
Should an Insured who began serving the Bank subsequent to December 2, 1998 not be employed by the Bank at the time of his or her death, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the following percentage of the proceeds described in subparagraph VI (A) hereinabove that corresponds to the full number of years the Insured served the Bank from the date of first service:

Total Years
of Service
with the Bank	Vested
0-4	0%
5 or more	100%

C.	The Bank shall be entitled to the remainder of such proceeds.

D.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy's cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate at the option of the Bank following thirty (30) days written notice to the Insured upon the happening of any one of the following:

1.	The Insured who began serving the Bank subsequent to December 2, 1998 shall leave the service of the Bank (voluntarily or involuntarily) prior to five (5) full years of service with the Bank, or

2.
The Insured shall be discharged from service with the Bank for cause. The term "for cause" shall mean gross negligence or gross neglect or the commission of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on the Bank.

Upon such termination, the Insured (or assignee) shall have a ninety (90) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment shall be the greater of:

1.	The Bank's share of the cash value of the policy on the date of such assignment, as defined in this Agreement.

2.	The amount of the premiums which have been paid by the Bank prior to the date of such assignment.

Should the Insured (or assignee) fail to exercise this option within the prescribed ninety (90) day period, the Insured (or assignee) agrees that all of his rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED'S OR ASSIGNEE'S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR

Security State Bank is hereby designated the "Named Fiduciary" until resignation or removal by the Board of Directors. As Named Fiduciary, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIII.	FUNDING POLICY

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

XIV.	CLAIM PROCEDURES FOR LIFE INSURANCE POLICY AND SPLIT DOLLAR PLAN

Claim forms or claim information as to the subject policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, he should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, he should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XV.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVI.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

Executed at Clarksville, Georgia this 2nd day of December, 1998.

HABERSHAM BANK
Clarksville, Georgia

By:
Witness	Title

Witness

BENEFICIARY DESIGNATION FORM

PRIMARY DESIGNATION:

Name	Relationship

CONTINGENT DESIGNATION:

Date